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                                                                      EXHIBIT 11


                   Matria Healthcare, Inc. and Subsidiaries
                    Computation of Earnings (Loss) per Share
                (Amounts in thousands, except per share amounts)
                                  (Unaudited)



                                                               THREE MONTHS ENDED             YEARS ENDED
                                                                  DECEMBER 31,                DECEMBER 31,
                                                              ---------------------      ---------------------
                                                                 1999       1998           1999         1998
                                                              --------     --------      --------     --------
BASIC
Net earnings (loss) .....................................     $ 20,560       (6,443)       34,006     (101,542)
Accretion of preferred stock ............................         (113)        --            (420)        --
Preferred stock dividend requirements....................         (800)        --          (3,049)        --
                                                              --------     --------      --------     --------
Net earnings (loss) available to common shareholders ....     $ 19,647       (6,443)       30,537     (101,542)
                                                              ========      =======      ========     ========



Shares:
    Weighted average number of common shares outstanding        36,765        36,381       36,603       36,580
                                                              ========      ========     ========     ========
Net earnings (loss) per common share ....................     $   0.53         (0.18)        0.83        (2.78)
                                                              ========      ========     ========     ========




DILUTED
Net earnings (loss) available to common shareholders ....     $ 19,647       (6,443)       30,537     (101,542)
Interest on convertible preferred shares ................          100          --            381         --
                                                              --------     --------      --------     --------
Net earnings (loss) for diluted calculation .............     $ 19,747       (6,443)       30,918     (101,542)
                                                              ========      =======      ========     ========



Shares:
    Weighted average number of common shares outstanding        36,765       36,381        36,603       36,580
     Shares issuable from assumed exercise of options and
        warrants ........................................        1,128         --           1,424         --
   Convertible preferred stock ..........................        2,222         --           2,117         --
                                                              --------     --------      --------      -------
                                                                40,115       36,381        40,144       36,580
                                                              ========     ========      ========     ========
Net earnings (loss) per common share ....................     $   0.49        (0.18)         0.77        (2.78)
                                                              ========     ========      ========     ========